AUGUST 03, 2023 / 1:00PM GMT, Q2 2023 Sturm Ruger & Company Inc Earnings Call

REFINITIV STREETEVENTS EDITED TRANSCRIPT Q2 2023 Sturm Ruger & Company Inc Earnings Call EVENT DATE/TIME: AUGUST 03, 2023 / 1:00PM GMT

AUGUST 03, 2023 / 1:00PM GMT, Q2 2023 Sturm Ruger & Company Inc Earnings Call

CORPORATE PARTICIPANTS

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Principal Accounting Officer, Senior VP, Treasurer & CFO

CONFERENCE CALL PARTICIPANTS

Alex Sturnieks -

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division - Head of Consumer Products and Special Situations

PRESENTATION

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

I'll ask Kevin Reid, our General Counsel, to read our caution on forward-looking statements. Then Tom Dineen, our Chief Financial Officer, will give an overview of the second quarter 2023 financial results, and then I will discuss our operations and the current market. After that, we'll get to your questions. Kevin?

Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

Thanks, Chris. As usual, we want to remind everyone that statements made in the course of this meeting that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to, of course, the company's reports on the Form 10-K for the year ended December 31, 2022, and on the Form 10-Qs for the first and second quarters of 2023, the latter of which we filed last night. Company these documents may be obtained by contacting the company or the SEC or on the company website at ruger.com/corporate or the SEC website at sec.gov. We do reference non-GAAP EBITDA.

Please note that the reconciliation of net -- excuse me, GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2022, and our Form 10-Qs for the first and second quarters of 2023, all of which are posted to our website. Furthermore, the company disclaims all responsibility to update forward-looking statements. Chris?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thanks, Kevin. And now Tom will discuss the company's second quarter 2023 results. Tom?

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Principal Accounting Officer, Senior VP, Treasurer & CFO

Thanks, Chris. For the second quarter of 2023, net sales were $142.8 million and diluted earnings were $0.91 per share. For the corresponding period in 2022, net sales were $140.7 million and diluted earnings were $1.17 per share. For the 6 months ended July 1, 2023, net sales were $292.3 million and diluted earnings were $1.72 per share. For the corresponding period in 2022, net sales were $307.2 million and diluted earnings were $2.87 per share.

AUGUST 03, 2023 / 1:00PM GMT, Q2 2023 Sturm Ruger & Company Inc Earnings Call

Our profitability declined in the second quarter of 2023 from the second quarter of 2022 as our gross margin decreased from 31% to 27%. The lower margin was driven by a product mix shift toward products with relatively lower margins that remain in stronger demand, inflationary cost increases in materials, commodities, services, energy and fuel, unfavorable deleveraging of fixed costs resulting from decreased production and increased sales promotional costs.

While down from the prior quarter, we are pleased that our profitability this quarter improved from the first quarter of 2023 on essentially flat sales. Our continued focus on financial discipline and long-term shareholder value is evident in our strong debt-free balance sheet. At July 1, 2023, our cash and short-term investments totaled $138 million. Our short-term investments are invested in the United States Treasury bills and in a money market fund that invests exclusively in United States Treasury instruments, which mature within 1 year.

At July 1, 2023, our current ratio was 4.5:1, and we had no debt. Stockholders' equity was $333.2 million, which equates to a book value of $18.80 per share, of which $7.77 was cash and short-term investments. In the first half of 2023, we generated $21.8 million of cash from operations. We reinvested $4.9 million of that back into the company in the form of capital expenditures. We expect our 2023 capital expenditures will total approximately $20 million related to new product introductions, upgrades to our manufacturing equipment and improvements to our facilities.

In the first quarter of 2023, we returned $101.4 million to our shareholders through the payment of our quarterly dividends and a $5 per share special dividend paid in January of 2023. Our Board of Directors declared a $0.36 per share quarterly dividend for shareholders of record as of August 15, 2023, payable on August 30, 2023. As a reminder, our quarterly dividend is approximately 40% of net income and, therefore, varies quarter-to-quarter. That's the financial update for the second quarter. Chris?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thanks, Tom. Our second quarter sales were essentially flat compared to last year despite the softening demand in some product categories, including polymer pistols, bolt action rifles and modern sporting rifles. The estimated sell-through of our products from the independent distributors to retailers in the first half of 2023 decreased 7% compared to the prior year period. Comparatively, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 4% from the first half of 2022.

We continually review independent distributor sell-through data and inventory trends and channel inventories of several of our product families remain below desired levels. We continue to adjust our level of production and the product mix to better align our output with current and expected consumer demand as we strive to capitalize on these opportunities and to better satisfy demand. Distributor inventories of several product categories are below pre-pandemic levels, including virtually all of our single-action revolvers, most of our double-action revolvers and several of our rifles, the Mini-14 and the Hawkeye product family in particular.

AUGUST 03, 2023 / 1:00PM GMT, Q2 2023 Sturm Ruger & Company Inc Earnings Call

In addition to these legacy families, new products consistently help drive demand. We had several new product introductions in the first half of the year. Most notably, we launched 2 new additions to the Marlin lever-action rifle family, the Model 336 Classic, chambered in 30-30 Winchester and a model 1894 Classic, chambered and 44 Magnum. These products have been received with great excitement by our customers and Marlin has continue to be the most talked about and requested products in our lineup. In April, we launched a Super Wrangler steel frame single-action revolver, which comes with 2 cylinders, one for the inexpensive 22 Long Rifle ammunition and one for the more powerful 22 Magnum ammunition.

The moderately-priced Wrangler family has remained popular since its introduction in 2019. New product sales, which include only major new products that were introduced in the past 2 years, like the Marlins and the Super Wranglers I just mentioned, totaled $63.3 million or 23% of firearms sales in the first half of 2023. This includes the MAX-9 pistol, the LCP MAX pistol, the 1895 Marlin lever-action rifle, the LC Carbine, Small-Frame Autoloading Rifle, the Security-380 pistol, and the previously mentioned Marlin 336 Classic and the 1894 Classic lever-action rifles and the Super Wrangler revolver.

In the second quarter, we were also excited to introduce new pistols into California for the first time in 2014 due to some changes to the requirements for pistols to be sold in the state of California. Now our customers in California are able to purchase a Mark IV pistol, the SR22 pistol and the LCP pistol, all of which have been added to the California roster certified handguns. We hope to add more in the second half of the year. Those are the highlights of the second quarter of 2023. Operator, may we have the first question

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question comes from the line of Mark Smith with Lake Street Capital Markets.

Alex Sturnieks -

This is Alex Sturnieks on the line for Mark Smith today.

Just firstly, can you guys talk about your current comfort levels with the channel inventory?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Yes. Alex, this is Chris. One of the things when we look at our channel inventories, we don't look at it just in terms of the aggregate amount. We also look at it by product family. And there are certain product families that we're still, frankly, working very hard to catch up. And there are others who are satisfied with what's out there and what we have in the inventory. And right now, when we look at our churns that our independent distributors have, they're just about 6 times a year, so we're comfortable with that. And again, we think inventory is okay where it is right now. Of course, we'd always like to see that inventory move into retail and move on across the dealer's counter to the consumer. But right now, we're okay with where things are at.

AUGUST 03, 2023 / 1:00PM GMT, Q2 2023 Sturm Ruger & Company Inc Earnings Call

Alex Sturnieks -

That's great. My follow-up here is, so you kind of see the industry seems to have dialed back from some promotions. Do you expect to have the promotional holiday season? And then if so, are you planning on participating in promotions with it?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Good question, Alex. Well, actually, right now, if you look at what's going on in the industry, there are a lot of promotions out there. There's a lot of rebates. I was just looking at a couple of websites with a number of rebates, it is pretty strong right now from a variety of manufacturers. I suspect that's going to continue as we go forward as we get closer to the periods like Black Friday and holiday selling season. So again, too early to tell as far as -- we don't comment on forward-looking statements, but it is getting to be a much more traditional and a little more promotional-based activity out there than we've seen in a couple of years.

Operator

And our next question comes from Rommel Dionisio with Aegis Capital.

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division - Head of Consumer Products and Special Situations

I want to ask -- prior as we look back over the last couple of decades, we've definitely seen some spikes in demand in election years. And I just wanted 2 questions there. One is, are you starting to hear any of that in the channel in terms of an anticipation of that increased demand? And second, you've enacted a lot of supply chain infrastructure investments over the last several years. And I wonder if you could just talk about, Chris, your ability to flex up in the next sort of part of the demand cycle?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thanks, Rommel. Good questions. First part, as far as any upcoming election increase in demand, certainly not seeing that right now. What we are seeing, I'd say, traditionally, in our business, we see kind of as things hit the main time period, they typically slow down as retail traffic at the gun shops decrease. So we saw some of that beginning in May. We're optimistic that we're going to see a decent hunting season. We're excited with our bolt offering -- our bolt action rifle offerings, and I think we're well positioned to capitalize on that. But again, when it comes to the fall hunting season, probably too early to predict.

AUGUST 03, 2023 / 1:00PM GMT, Q2 2023 Sturm Ruger & Company Inc Earnings Call

And your second question, as far as the -- our ability to flex up, we've got 3 major gun plants as well as our metal injection molding facility in Earth City, Missouri. And we built over 2 million units just a few years ago on an annualized basis. And I think we've demonstrated our ability to flex up, but we're also able to, with our strong balance sheet, maintain a decent amount of inventory in certain product categories where we know it takes us a longer time to ramp up. So if it does flex up, again, we've been through these cycles many times, we're ready to go. And -- but I think at this point in time, we're not seeing any indications of kind of that artificial stimulus from a political season. We're just not seeing that certainly at this point.

Operator

(Operator Instructions) And I'm currently showing no further questions at this time. I'd like to hand the conference back over to Mr. Killoy for closing comments.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thanks, operator. I'd like to thank all of you for attending this call, especially our shareholders. And I'd also like to thank our loyal customers and our 1,900 hard-working members of the Ruger team who design, build and sell rugged, reliable firearms. And finally, just a reminder that August is National Shooting Sports month, I encourage all of you to get outside or go to your favorite indoor range and safely enjoy (inaudible) associates make and enjoy those with your friends and family. Thank you.

Operator

Thank you. This concludes today's conference call. Thank you for your participation. You may now disconnect. Everyone, have a wonderful day.

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